United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
ADDUS HOMECARE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 6, 2021
Frisco, Texas
Dear Shareholders:
I am pleased to invite you to attend Addus HomeCare’s 2021 Annual Meeting of Shareholders on June 16, 2021, at 10:00 a.m. (Central Time). The safety of our shareholders is important to us, and given the current guidance by public health officials surrounding COVID-19 and group gatherings, this year’s Annual Meeting will be a virtual meeting of shareholders held via a live audio webcast at www.virtualshareholdermeeting.com/ADUS2021. For more information on how to register and attend this year’s Annual Meeting, please refer to the Information About the Annual Meeting of Shareholders and Voting section which begins on page 1 of the enclosed proxy statement.
The Notice of Annual Meeting and Proxy Statement that follows describes those matters to be voted on at the meeting. Your proxy card and our 2020 Annual Report to Shareholders (with Form 10-K for the year ended December 31, 2020) are also enclosed.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we recommend that you vote your shares through the enclosed proxy card, by internet or by telephone, to ensure your shares are represented at the Annual Meeting.
Sincerely,

R. Dirk Allison
Chief Executive Officer and Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 6, 2021
Frisco, Texas
The Annual Meeting of Shareholders (the “Annual Meeting”) of Addus HomeCare Corporation, which we refer to as the “Company,” will be held on June 16, 2021, at 10:00 a.m. (Central Time). The safety of our shareholders is important to us, and given the current guidance by public health officials surrounding COVID-19 and group gatherings, this year’s Annual Meeting will be a virtual meeting of shareholders held via a live audio webcast at www.virtualshareholdermeeting.com/ADUS2021. No physical meeting will be held. For more information on how to register and attend this year’s Annual Meeting, please refer to the Information About the Annual Meeting of Shareholders and Voting section which begins on page 1 of the enclosed proxy statement. The Annual Meeting will be held for the following purposes:
1.	To elect R. Dirk Allison, Mark L. First, and Darin J. Gordon as Class III directors;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2021;
3.	To approve, on an advisory, non-binding basis, the Company’s compensation of its named executive officers as disclosed in the attached Proxy Statement; and
4.	To transact such other business, if any, as may be properly brought before the meeting or any adjournment or postponement thereof.
Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 23, 2021, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders. The Company will make a list of shareholders available electronically on the virtual meeting website during the Annual Meeting for those attending the meeting.
You are requested to vote on these proposals whether or not you plan to attend the Annual Meeting. If you do not attend and vote, you can vote in one of three ways: (i) complete, sign and date the enclosed proxy card and return it promptly; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information regarding the individuals nominated as directors, the proposals being voted upon, use of the proxy and other related matters, you are urged to read the enclosed Proxy Statement.
By Order of the Board of Directors,

Brian Poff
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

ADDUS HOMECARE CORPORATION
6303 Cowboys Way, Suite 600
Frisco, Texas 75034
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING
Why Did You Send Me this Proxy Statement?
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Addus HomeCare Corporation, which we refer to as “Addus HomeCare,” “we,” “us,” “our” or the “Company,” is soliciting your proxy to vote at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). A copy of our 2020 Annual Report to Shareholders (with Form 10-K for the year ended December 31, 2020) accompanies this Proxy Statement. We will begin mailing this Proxy Statement on or about May 6, 2021 to all shareholders entitled to vote.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are advising our shareholders of the availability on the internet of our proxy materials related to our forthcoming Annual Meeting. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly-accessible website.
This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply vote in accordance with the instructions contained in this Proxy Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 16, 2021: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020, ARE AVAILABLE AT WWW.PROXYVOTE.COM.
How can I register and attend the Annual Meeting?
Our Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by a live audio webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on April 23, 2021, or if you hold a valid proxy for the Annual Meeting. No physical in-person meeting will be held.
You do not have to register in advance to attend the virtual meeting. To attend and participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/ADUS2021 and enter the 16-digit control number included on your proxy card. Whether or not you plan to attend the virtual annual meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described under “Voting and Other Information” below. During the meeting, you may submit questions, vote, and examine our shareholder list.
The online meeting will begin promptly at 10:00 a.m. (Central Time) on June 16, 2021. We encourage shareholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 10:00 a.m. start time, to ensure you can hear the streaming audio before the Annual Meeting starts. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/ADUS2021. The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong internet connection wherever you intend to participate in the meeting.

A link to a replay of the Annual Meeting will be available on the Investors Relations section of our website (www.addus.com) under “Shareholder Meetings” approximately 24 hours after the meeting ends and will remain available on our website for one month following the meeting.
Can I ask questions at the virtual Annual Meeting?
Shareholders as of the close of business on April 23, 2021, who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/ADUS2021, will have an opportunity to submit questions live via the internet during a designated portion of the meeting. Shareholders must have available their 16-digit control number included on their proxy card. Once past the log-in screen, shareholders will be able to submit questions live during the virtual meeting by typing the question into the “Ask a Question” field, and clicking submit. We will answer questions that comply with the meeting rules of conduct during the annual meeting of shareholders, subject to time constraints.
What Proposals Will Be Voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•	The election of R. Dirk Allison, Mark L. First, and Darin J. Gordon as Class III directors.
•	The ratification of the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2021.
•	The approval, on an advisory, non-binding basis, of the Company’s compensation of its named executive officers as disclosed in this Proxy Statement.
Addus HomeCare’s Board of Directors (the “Board”) recommends that you vote your shares (1) “FOR” each of the nominees of the Board; (2) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2021; and (3) “FOR” advisory approval of the Company’s compensation of its named executive officers as disclosed in this Proxy Statement.
VOTING AND OTHER INFORMATION
Who Is Entitled to Vote?
April 23, 2021 is the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on April 23, 2021, you are entitled to vote. As of April 23, 2021, we had 15,903,434 shares of common stock outstanding and entitled to vote at the Annual Meeting. Our common stock is our only class of voting stock.
How Many Votes Do I Have?
You have one vote for each share of our common stock that you owned at the close of business on April 23, 2021.
What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?
Many of our shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Shareholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by Addus HomeCare. As the shareholder of record, you have the right to grant your voting proxy to the proxies listed on the proxy card or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.
Beneficial Owner
If your shares are held in a stock brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares and are also invited to attend the Annual Meeting.

However, because you are not the shareholder of record, you may only vote these shares in person online at the Annual Meeting if you follow the instructions described below under the heading “How Do I Vote in Person Online at the Annual Meeting?” Your broker or other nominee will provide you with materials and instructions for voting your shares, which may also allow you to use the internet or a toll free telephone number to vote your shares.
How Do I Vote by Proxy?
If you are a shareholder of record, you can vote by mailing in the enclosed proxy card or you can use one of the alternatives below:
•	To vote by telephone: 1-800-690-6903
•	To vote by internet: www.proxyvote.com
Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the validation details, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the internet, there is no need for you to mail back your proxy card.
If you hold your shares in street name, your broker or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.
May I Revoke My Proxy?
Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:
•	Send in another signed proxy with a later date;
•	Send a letter revoking your proxy to Addus HomeCare’s Secretary at 6303 Cowboys Way, Suite 600, Frisco, Texas 75034;
•	Submit another vote by telephone or over the internet; or
•	Attend the Annual Meeting and vote your shares in person online before your proxy is exercised at the Annual Meeting.
If you hold your shares in street name, your broker or other nominee will provide you with instructions on how to revoke your proxy.
How Do I Vote at the Annual Meeting?
All shareholders may vote at the Annual Meeting by logging into www.virtualshareholdermeeting.com/ADUS2021 and following the instructions provided on the website. If your shares are registered in your name, to vote you will need your 16-digit Control Number provided with your proxy card. If you are a beneficial owner (i.e., your shares are held in the name of your broker or bank), please refer to “How can I register and attend the Annual Meeting?” above for information on how to register to attend the Annual Meeting in order to vote your shares at the Annual Meeting.
What Votes Need to be Present to Hold the Annual Meeting?
To have a quorum for our Annual Meeting, persons must be present, in person or by proxy, representing a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting.

What Vote Is Required to Approve Each Proposal?
Election of Directors
The election of each of the nominees for Class III director requires the affirmative vote of a plurality of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

Ratification of Appointment of Independent Auditor
The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditor for the fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting and entitled to vote.

Advisory Vote on Named Executive Officer Compensation
The approval, on an advisory, non-binding basis, of the Company’s compensation of its named executive officers requires the affirmative vote of a majority of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote.

How Are Votes Counted?
In the election of Addus HomeCare’s directors, your vote may be cast “FOR” the nominee or your vote may be “WITHHOLD” with respect to the nominee. For the ratification of Addus HomeCare’s independent auditor and the advisory vote on named executive officer compensation, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.”
How Would My Shares Be Voted if I Do Not Specify How They Should Be Voted?
If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast at the meeting or by proxy.
As noted above, if your shares are held in a stock brokerage account or by another nominee, your broker or nominee will provide you with materials and instructions for you to use in directing your broker or nominee as to how to vote your shares. New York Stock Exchange (“NYSE”) Rule 452 provides that brokers and other nominees may not exercise their voting discretion on specified non-routine matters without receiving instructions from the beneficial owner of the shares. Because Rule 452 applies specifically to securities brokers, virtually all of whom are governed by NYSE rules, Rule 452 applies to all companies listed on a national stock exchange, including companies (such as the Company) listed on the Nasdaq stock market (the “Nasdaq”).
We expect that the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2021 (Proposal 2) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker or other nominee, that person will have discretion to vote your shares on Proposal 2 if you fail to provide instructions. On the other hand, the election of Class III directors (Proposal 1) and the approval of named executive officer compensation (Proposal 3) will be considered “non-routine” matters. Thus, if you do not give your broker or other nominee specific instructions on how to vote your shares with respect to Proposals 1 and 3, your broker or other nominee will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker or other nominee fails to vote your shares for any reason. Therefore, if you hold your shares through a broker or other nominee, please instruct that person regarding how to vote your shares on at least Proposal 1 and Proposal 3.

What Is the Effect of Broker Non-Votes, Abstentions and Withhold Votes?
With respect to Proposal 1, you may vote “FOR” or “WITHHOLD” for each director nominee. A vote to withhold or a broker non-vote will not affect the outcome of the election, because each director nominee is elected by plurality (more votes than any other nominee for the seat). With respect to Proposals 2 and 3, abstentions have the same effect as negative votes because, in order to pass, each of Proposals 2 and 3 must receive affirmative votes by a majority of the votes present at the meeting and entitled to be cast. Abstentions are shares present and entitled to be cast, but not affirmative votes. We do not expect broker non-votes for Proposal 2 (because it is a routine matter), but any broker non-votes would not affect Proposal 2 or Proposal 3, because they are neither entitled to be cast nor affirmative votes.
What Are the Costs of Soliciting These Proxies and Who Will Pay Them?
Addus HomeCare will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, e-mail or other electronic means of communication or in person. We will reimburse our transfer agent and brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.
Where Can I Find the Voting Results?
We will publish the voting results by filing a Current Report on Form 8-K, which we will file with the SEC within four business days of our Annual Meeting of Shareholders.
Do Directors Attend the Annual Meeting?
Although we do not have a formal policy regarding director attendance at shareholder meetings, we encourage our directors to attend our annual meeting of shareholders and special meetings of shareholders. In 2020, all seven directors of the Company serving as directors at the time of the annual meeting of shareholders attended the annual meeting of shareholders either virtually or in person.
Can a Shareholder Communicate Directly with Our Board? If So, How?
Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Secretary, Addus HomeCare Corporation, 6303 Cowboys Way, Suite 600, Frisco, Texas 75034.
All communications received as set forth in the preceding paragraph will be opened by an executive officer of the Company for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising or promotions of a product or service, or are not patently offensive material, will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the executive officers will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL NO. 1: ELECTION OF CLASS III DIRECTORS
General
Our Amended and Restated Bylaws (the “Bylaws”) divide our Board into three classes with the terms of office of each class ending in successive years. Our Bylaws empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next election of the class for which such director was chosen.
Following a recommendation from the Nominating and Corporate Governance Committee, our Board has nominated R. Dirk Allison, Mark L. First, and Darin J. Gordon for election as Class III directors of the Company to serve a three-year term to expire at the annual meeting of shareholders in 2024.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
THESE NOMINEES AS DIRECTORS OF THE COMPANY.
Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the three-year term to which he has been nominated, if elected. It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board. We know of no reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next election of the class for which such director was chosen.
We have set forth below information with respect to the nominees for election as director proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting. Certain members of the Board, including Mark L. First and Steven I. Geringer, were initially elected pursuant to a shareholders’ agreement dated September 19, 2006 (the “Shareholders’ Agreement”). The Shareholders’ Agreement was terminated in connection with the Company’s initial public offering completed on November 2, 2009 (the “2009 IPO”) and there are no remaining contractual rights to appoint directors. There are no other arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.
Nominees for Election at this Annual Meeting (To Terms Expiring in 2024)
R. Dirk Allison, age 65, has served as a director of the Company since 2010, as President and Chief Executive Officer from January 2016 to March 2021 and as Chief Executive Officer and Chairman of the Board since March 2021. Since April 2019, Mr. Allison has served as a director of National Mentor Holdings, Inc., the holding company for Civitas Solutions, Inc., a home and community-based health and human services provider. From 2013 to 2015, Mr. Allison served as a director of Curo Health Services, LLC, a hospice care provider. From 2013 to 2014, Mr. Allison served as the President and Chief Executive Officer of Correctional Healthcare Companies, Inc., a national provider of correctional healthcare solutions. Prior to joining Correctional Healthcare Companies, Inc., Mr. Allison served as the President and Chief Executive Officer of CCS Medical, Inc., a provider of mail order diabetic supplies, from 2011 to 2013. Prior to that, Mr. Allison served as Senior Vice President, Chief Financial Officer and Treasurer of Odyssey Healthcare, Inc. (Nasdaq: ODSY), a provider of hospice services. Odyssey Healthcare, Inc., was acquired in 2010 by Gentiva Health Services, Inc. (Nasdaq: GTIV), a $2 billion provider of home health and hospice services. Prior to joining Odyssey Healthcare, Inc. in 2006, Mr. Allison was Executive Vice President and Chief Financial Officer of Omniflight, Inc., an operator of aviation support services to the healthcare industry. Prior to Omniflight, Inc., Mr. Allison served for approximately three and a half years as Executive Vice President and Chief Financial Officer of Ardent Health Services LLC, an operator of acute care and behavioral care hospitals, and for approximately four years as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc. (NYSE: RCI), an operator of dialysis centers. Between 1987 and 1999, Mr. Allison served as President and Chief Executive Officer of several publicly and privately held healthcare companies, including a physician practice management company and several institutional pharmacy providers. Mr. Allison earned a Bachelor of Business Administration at the University of Louisiana at Monroe (formerly Northeast Louisiana University) and a master’s degree in business administration at the University of Dallas. Mr. Allison is a Certified Public Accountant (CPA). We believe Mr. Allison’s qualifications to serve as a director of our Company include his experience in the healthcare industry and his expertise in business, corporate strategy and investment matters as well as his financial literacy and experience with multi-site healthcare companies and knowledge of regulations regarding government reimbursements.
Mark L. First, age 56, has served as a director of the Company since 2006. Mr. First held the title of President of the Company from 2006 to 2009; however, Mr. First was not paid for his service in his capacity as President. Mr. First is a Managing Director of Eos Management, L.P. (“Eos Management”) and its affiliates, where he has been employed since 1994. Mr. First was previously an investment banker with Morgan Stanley & Co., Incorporated (NYSE: MS) from 1991 to 1994. Mr. First has served as a director of PetIQ (Nasdaq: PETQ) since 2013 and is a director of several privately owned companies. Mr. First earned a Bachelor of Science in economics from The Wharton School of the University of Pennsylvania and a master’s degree in business administration from Harvard Business School. We believe Mr. First’s qualifications to serve as a director of our Company include his financial literacy and experience in business, corporate strategy and investment matters.
Darin J. Gordon, age 50, has served as a director of the Company since October 2016. Mr. Gordon also has served as President and Chief Executive Officer of the consulting firm Gordon & Associates, LLC since 2016 and as a founding partner of Speire Healthcare Strategies, LLC, a healthcare consulting firm, since June 2017. From 1996 to May 2016, Mr. Gordon was employed at the State of Tennessee’s Division of Health Care Finance and Administration, an $11 billion healthcare enterprise that provided services to nearly 1.5 million Tennesseans. In 2006, he became the division’s Chief Executive Officer and Director, which included his responsibilities as Director of TennCare, Tennessee’s Medicaid program. Prior to becoming the division’s Chief Executive Officer and Director, Mr. Gordon also served as the division’s Director of Managed Care Programs and Chief Financial Officer. Throughout his career, Mr. Gordon has held various board positions in both corporate and non-profit capacities, including at Advanced Care Partners and Upperline Health, Inc. as well as at Siloam Health. Mr. Gordon earned a Bachelor of Science from Middle Tennessee State University. We believe Mr. Gordon’s qualifications to serve as a director of our Company include his experience in business, corporate strategy and investment matters as well as his financial literacy and knowledge of regulations regarding government reimbursements.
Directors Whose Terms of Office Will Continue after this Meeting
Class I Directors Whose Terms Expire in 2022
Esteban López, M.D., age 48, has served as a director of the Company since January 2021. Dr. López currently serves as Market Lead-Americas, Healthcare and Life Sciences for Google Cloud, with executive responsibility for strategy, thought leadership and product development for a multinational technology company. He previously served as Chief Medical Officer for Clinical Strategy and Innovation for Health Care Service Corporation (HCSC), the fourth largest health insurer in the U.S. and the nation’s largest member-owned health insurance company. Prior to this position, he was President of the Southwest Texas Region for Blue Cross Blue Shield of Texas, as well as Chief Medical Officer, where he had oversight responsibility for sales, network, medical and community affairs for a 1.8-million-member business. He is currently an advisor to UNIT Innovations and served on the Board of The Texas Lyceum. He previously held executive committee roles with the San Antonio Economic Development Foundation, the San Antonio Mayor’s Fitness Council, and the San Antonio Hispanic Chamber of Commerce. Dr. López has a Bachelor of Arts degree in Biology from the University of California, Santa Cruz, and has an M.D. from Michigan State University and a master’s degree in business administration from the University of Texas at Dallas. We believe Dr. López’s qualifications to serve as a director of our Company include his experience in the healthcare industry and knowledge as a medical doctor.
Jean Rush, age 63, has served as a director of the Company since October 2018. From 2015 to July 2018, Ms. Rush served as the Executive Vice President of Government Markets at HighMark Inc., an affiliate of BlueCross BlueShield. During her tenure at HighMark Inc., Ms. Rush held various board positions in both corporate and non-profit capacities, including Gateway Health Solutions, Highmark Delaware, West Virginia Family Health, and Highmark Select Resources. Prior to serving at Highmark, Ms. Rush served in various executive roles with Centene Corporation (NYSE: CNC) from 2011 to 2015, most recently as Senior Vice President, Complex Care. Ms. Rush currently serves, and has served in the past, on the board of directors of numerous privately owned healthcare companies. Ms. Rush is also a member of the board of directors and chair of the compensation committee of Women Business Leaders in the U.S. Healthcare Industry. Ms. Rush earned a Bachelor of Arts at Boston College and a master’s degree in business administration at the University of Connecticut. We believe Ms. Rush’s qualifications to serve as a director of our Company include her experience in the healthcare industry, experience with Medicare and Medicaid, including Medicare Advantage, her financial literacy, executive business experience and experience on other company boards of directors.
Susan T. Weaver, M.D., age 60, has served as a director of the Company since October 2016. Since March 2020, Dr. Weaver has served as Chief Executive Officer of KEPRO, a diversified healthcare information company, where she has been President since July 2018. From July 2016 to July 2018, Dr. Weaver served as the Chief Executive Officer of the healthcare services company C3 HealthcareRx, LLC. Prior to joining C3 HealthcareRx, she was President of Transformation Health Partners, a healthcare consulting company she founded in 2015. From 2012 to 2015, Dr. Weaver served at Blue Cross Blue Shield of North Carolina, the state’s largest health insurer, completing her service there as Chief Medical Officer. From 2009 to 2012, Dr. Weaver held various executive positions at WakeMed Health & Hospitals, a healthcare services provider, including Executive Vice President of Medical Affairs. Dr. Weaver has also served on the board of directors of Veritas Collaborative, LLC, a specialty healthcare company, since February 2017 and AdaptHealth Corp. (Nasdaq: AHCO), a home medical equipment company, since November 2019. She previously served on the board of directors for DFB Healthcare Acquisitions Corp. (Nasdaq: DFBH) until its merger with AdaptHealth Corp. Dr. Weaver also previously served on the board of directors of several privately held healthcare companies and nonprofit organizations. Dr. Weaver earned a Bachelor of Science in psychology from Duke University and an M.D. from the Duke University School of Medicine. She completed postgraduate training at Massachusetts General Hospital in Boston. Dr. Weaver is board-certified in Internal Medicine and is a Fellow of the American College of Physicians. We believe Dr. Weaver’s qualifications to serve as a director of our Company include her experience in the practice of medicine, business, corporate strategy and the healthcare industry as well as her knowledge of regulations regarding government reimbursements.
Class II Directors Whose Terms Expire in 2023
Michael Earley, age 65, has served as a director of the Company since 2014. Since 2013, Mr. Earley has also advised on healthcare services and other businesses through a consulting company, Pelican Advisors, LLC, where he serves as Managing Member. Mr. Earley served as Chairman and CEO of Metropolitan Health Networks, Inc. (NYSE: MDF), an operator of a provider services network, from 2003 to 2013. Mr. Earley has been an advisor to public and privately owned companies, acting in a variety of management roles since 1997. From 1986 to 1997, Mr. Earley served in a number of senior management roles, including Chief Executive Officer, Chief Operational Officer, Chief Financial Officer and Corporate Development Officer, for Intermark, Inc. and Triton Group Ltd., both publicly traded diversified holding companies. Mr. Earley was CEO of Collins Associates, an institutional money management firm, from 2000 through 2002. Mr. Earley has also served as a director for several public companies throughout his career. Mr. Earley received undergraduate degrees in accounting and business administration from the University of San Diego. From 1978 to 1983, Mr. Earley was an audit and tax staff member of Ernst & Young LLP. We believe Mr. Earley’s qualifications to serve as a director of our Company include his experience in the healthcare industry, his financial literacy and his experience on other public company boards of directors.
Steven I. Geringer, age 75, has served as a director of the Company since 2009, as Chairman of the Board from January 2016 to March 2021 and as Lead Director since March 2021. Mr. Geringer also served on the board of directors of Envision Healthcare Corp. (NYSE: EVHC), an ambulatory surgery center, medical transportation and physician services company from 2016 to October 2018, pursuant to its merger with AmSurg Corporation (Nasdaq: AMSG), on whose board of directors he had served since 1997, including serving as the chairman of the board of directors from 2009 to 2016. Mr. Geringer also served on the board of directors of MedEquities Realty Trust, Inc. (NYSE: MRT), a healthcare REIT, from August 2015 to 2019. From December 2012 to April 2015, Mr. Geringer was a managing director at Alvarez & Marsal, LLC, a global professional services firm. Mr. Geringer serves on the boards of directors of several privately-held companies including Imedex, LLC, a medical education provider, FastPace Urgent Care, an urgent care clinic operator, and Stratasan, LLC, a healthcare data analytics software company. He also was chairman and a director of Qualifacts Systems, Inc., a software provider for behavioral health and human services providers, from 2002 to its sale in July 2014. Mr. Geringer’s career has focused almost exclusively on healthcare services companies as a founder, adviser, director and executive. Mr. Geringer earned a Bachelor of Science in economics from the University of Pennsylvania. We believe Mr. Geringer’s qualifications to serve as a director of our Company and as Lead Director include his financial literacy, experience in the healthcare industry, his expertise in corporate strategy and development and his experience on other public company boards of directors.

Veronica Hill-Milbourne, age 58, has served as a director of the Company since January 2021. Ms. Hill-Milbourne is President and Chief Executive Officer of Spectrum Health Services, Inc., with executive oversight of three Federally Qualified Health Centers located in Philadelphia, Pennsylvania. She previously served as Chief Executive Officer/State Director for Pathways, with executive oversight of mental and behavioral health home and community-based services programs operating in 30 counties throughout Pennsylvania. Prior to this position, she held senior executive leadership roles with healthcare organizations in Philadelphia including Health Transformation Alliance, Health Partners Plans, Independence Blue Cross, the Inglis Foundation and The Visiting Nurse Association of Greater Philadelphia. Her community volunteer work includes serving as a Board Director, Health Federation of Philadelphia, Chair of the Board of Visitors, Temple University College of Public Health, and Councilwoman for Horsham Township in Montgomery County, Pennsylvania. Ms. Hill-Milbourne has a Bachelor of Science degree in Nursing from Villanova University College of Nursing, a Master of Science degree in Health Education from Saint Joseph’s University, and a Juris Doctorate from Temple University College of Law. She is a licensed Registered Nurse in Pennsylvania. We believe Ms. Hill-Milbourne’s qualifications to serve as a director of our Company include her experience in the healthcare industry and knowledge as a medical professional.

CORPORATE GOVERNANCE
Overview
In General
Our Board has adopted corporate governance policies, including a Code of Business Conduct and Ethics (“Code of Conduct”), and charters for each of our Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee and Government Affairs Committee. The full text of our Code of Conduct and each committee charter is available in the Investors—Corporate Governance section of our internet website located at www.addus.com. A copy of the Code of Conduct is also available in print, free of charge, to any stockholder who requests it by writing to Addus HomeCare Corporation, 6303 Cowboys Way, Suite 600, Frisco, TX 75034. We intend to post amendments to or waivers from, if any, our Code of Conduct at this location on our website, in each case to the extent such amendment or waiver would otherwise require the filing of a Current Report on Form 8-K pursuant to Item 5.05 thereof. Information contained on our website is not a part of this Proxy Statement and the inclusion of our website address in this Proxy Statement is an inactive textual reference only.
In addition, you may request copies of the Code of Conduct and the committee charters by contacting the Company using the following information:
Telephone: (469) 535-8200
Facsimile: (855) 893-0649
E-mail: investorrelations@addus.com
Other Corporate Governance Highlights
•	Only independent directors serve on our Audit, Compensation and Nominating and Corporate Governance Committees. A majority of our Board is composed of independent directors.
•	Our Audit Committee appoints, determines the compensation of and oversees the work of our independent auditors. It also has the authority to retain outside advisors.
•
Our Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers based on corporate goals and objectives and determines and approves their compensation levels based on this evaluation and in accordance with any applicable employment agreement then in effect. Our Compensation Committee has the authority to retain independent advisors.

•
Our Board has adopted a Code of Conduct applicable to all members of our Board, officers, employees and our subsidiaries. The Code of Conduct addresses, among other things, legal compliance, conflicts of interest, corporate opportunities, protection and proper use of Company assets, confidential and proprietary information, integrity of records, compliance with accounting principles and relations with government agencies. Any amendments to, or waivers from, our Code of Conduct will be posted on our internet website promptly following the date of such amendment or waiver, in each case to the extent such amendment or waiver would otherwise require the filing of a Current Report on Form 8-K pursuant to Item 5.05 thereof.

•
Under our Code of Conduct, directors, employees and officers are required to report service on the board of directors or trustees of any other business, trade or community organization. The Company may prohibit membership by officers or employees on any board of directors or trustees where such membership might conflict with the best interests of the Company.

•
Our Board has adopted an Insider Trading Policy, applicable to all directors, officers and employees, their family members and entities controlled by them, which prohibits, among other things, trading in securities of the Company or others while in possession of material non-public information.

•	We do not have a shareholder rights plan.
Board of Directors
Our Board oversees our business and monitors the performance of management. The Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings and more often as necessary. The Board met twelve times during 2020. All directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held during the year ended December 31, 2020.
Director Independence
Our Board has affirmatively determined that each director other than R. Dirk Allison is “independent,” as defined by the Nasdaq Stock Market Rules. Under the Nasdaq Stock Market Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board affirmatively determines that the director does not have a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.
Board Leadership Structure
The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company should maintain flexibility to select our Chairman and Board leadership structure from time to time based on the circumstances facing the Company. Thus, the Company does not have a formal policy with respect to the combination or separation of the offices of Chairman of the Board and Chief Executive Officer. The Company’s Bylaws permit the Board to choose a Chairman of the Board from among its members, which can also include its Chief Executive Officer. The directors believe that, at the Company’s current stage, a combined role of Chairman of the Board and Chief Executive Officer, counterbalanced by a strong independent Board led by a Lead Director, is in the best interests of the Company and its shareholders and that Mr. Allison’s in-depth knowledge of the Company’s operations and strategic goals make him qualified to serve as Chief Executive Officer and Chairman of the Board. This structure allows Mr. Allison to drive strategy and agenda setting at the Board level, while remaining responsible for executing on that strategy as Chief Executive Officer. In addition, the Board is permitted to choose a Lead Director, who cannot be an executive officer. The directors have selected Steven I. Geringer to serve as Lead Director based on his in-depth knowledge of the Company’s operations and strategic goals. In his position as Lead Director, Mr. Geringer works with Mr. Allison to set the agenda for the Board and exercises additional oversight on behalf of the non-management directors. The Lead Director presides at all meetings of the Board and shareholders at which the Chairman is not present, including executive sessions of non-management directors. The Board believes that this governance structure, which combines the Chairman and Chief Executive Officer roles, aligns strategy between the Board and the Chief Executive Officer and his management team who manage the business on a day-to-day basis, while maintaining balance between the Board’s independent authority to oversee our business and the execution of that strategy by the Chief Executive Officer and his management team. The Board will continue to review the appropriateness of this structure based on circumstances facing the Company.
Committees of the Board
The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Government Affairs Committee. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consist exclusively of members who the Board has affirmatively determined qualify as independent directors under the applicable requirements of the Nasdaq Stock Market Rules.
Audit Committee
The Audit Committee is composed entirely of directors, whom the Board has affirmatively determined are independent of the Company and its management as defined by the Nasdaq Stock Market Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of the Audit Committee are Michael Earley, Steven I. Geringer, Darin J. Gordon and Jean Rush. Mr. Earley serves as chairman of the Audit Committee.
The Board has also determined that each member of the Audit Committee satisfies the financial literacy requirements of the Nasdaq Stock Market Rules and that Mr. Earley is an “audit committee financial expert,” as that term is defined under Item 407(d) of Regulation S-K. In making its determination that Mr. Earley qualifies as an “audit committee financial expert,” the Board considered his education and the nature and scope of Mr. Earley’s prior experience. The members of the Audit Committee are reviewed at least annually by the Board.

The primary purpose of our Audit Committee is to oversee the integrity of our financial statements, our financial reporting process, the independent accountants’ qualifications and independence, the performance of the independent accountants and our compliance with legal and regulatory requirements on behalf of our Board. In particular, our Audit Committee performs the following key functions, among others:
•
reviewing our financial statements, reports, earnings press releases and other financial information (including internal procedures used in the preparation thereof) in conjunction with management and the independent auditor;

•	meeting quarterly with our Chief Financial Officer to monitor certain financial and operational metrics;
•
appointing our independent auditor and approving all audit and engagement compensation and terms, as well as all permitted non-audit services by our independent auditors, and meeting with our independent auditors to review and discuss certain financial measures;

•	reviewing the adequacy and effectiveness of our internal controls regarding accounting and financial matters;
•	reviewing and, if appropriate, approving transactions between us and related persons; and
•	reporting regularly to the full Board.
Additional information regarding our Audit Committee and its processes and procedures for the consideration and approval of related person transactions can be found under the heading “Certain Relationships and Related Party Transactions.”
This Committee met 11 times in 2020.
Compensation Committee
The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the Nasdaq Stock Market Rules. The members of the Compensation Committee are Mark L. First, Steven I. Geringer and Susan T. Weaver, M.D. Mr. Geringer serves as chairman of the Compensation Committee.
The principal responsibilities of our Compensation Committee are to assist our Board by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and policies and to develop and implement these objectives and policies. In particular, the Compensation Committee is responsible for the following key functions, among others:
•	reviewing and approving corporate goals and objectives of executive compensation;
•	evaluating and approving the compensation and benefits of our executive officers and approving compensation for new executive officers hired; and
•	administering stock plans and other incentive and equity compensation plans.
The Compensation Committee may delegate authority to one or more of its members when appropriate, provided that decisions made pursuant to such delegated authority shall be presented to the full Committee at its next scheduled meeting.
This Committee met three times in 2020.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the Nasdaq Stock Market Rules. The members of the Nominating and Corporate Governance Committee are Michael Earley, Mark L. First and Esteban López, M.D. Mr. First serves as chairman of the Nominating and Corporate Governance Committee.
The primary responsibilities of the Nominating and Corporate Governance Committee include:
•	identifying individuals qualified to become board members consistent with the criteria established by our Board from time to time and recommending nominees to our Board;

•	selecting, or recommending that our Board select, candidates for election to the Board at the next annual meeting of shareholders, or to fill vacancies on our Board as necessary;
•	evaluating and approving independent director compensation;
•	overseeing the evaluation of our Board and our management; and
•	overseeing the succession planning of the Chief Executive Officer and senior executive officers.
This Committee met one time in 2020.
Government Affairs Committee
The members of the Government Affairs Committee are R. Dirk Allison, Darin J. Gordon, Veronica Hill-Milbourne, Jean Rush and Susan T. Weaver, M.D. Mr. Gordon serves as chairman of the Government Affairs Committee.
The primary responsibilities of the Government Affairs Committee are to oversee our governmental, legislative and regulatory affairs programs, processes and procedures, and to monitor our performance with respect to advocacy and awareness of governmental activities impacting our healthcare business operations.
This Committee met one time in 2020.
Risk Oversight
Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, cybersecurity, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for overseeing the quality and integrity of the Company’s financial statements and other financial information, financial reporting process, internal controls and procedures for financial reporting and internal audit function. In addition, the Audit Committee strives to provide an open avenue of communication among the Company’s independent auditor, management and the Board. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. Each committee regularly reports to the Board.
Directors Nomination Process
The Nominating and Corporate Governance Committee has responsibility for the director nomination process. The Nominating and Corporate Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. The Nominating and Corporate Governance Committee considers, among other things, a potential director’s independence and conflicts of interests, character and integrity, financial literacy, education and business experience and available time to devote to Board matters. The Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that would enhance the Board’s ability to serve the long-term interests of the shareholders. In addition, the Nominating and Corporate Governance Committee has made a concerted effort in recent years to identify female and underrepresented minority candidates. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint, as well as other diversity concepts such as race and gender. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders. The Nominating and Corporate Governance Committee believes these practices have been effective.
The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates and to approve the search firm’s fees and other retention terms, and will specify for the search firm the criteria to use in identifying potential candidates.

The Nominating and Corporate Governance Committee will consider a shareholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Addus HomeCare Corporation, 6303 Cowboys Way, Suite 600, Frisco, Texas 75034. No person recommended by a shareholder will become a nominee for director and be included in the Company’s Proxy Statement unless the Nominating and Corporate Governance Committee recommends, and the Board approves, such person.
If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 1.11 of the Company’s Bylaws as described below under “Shareholder Proposals for the 2022 Annual Meeting of Shareholders.”
Role of Compensation Consultants
The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of executive compensation. During 2019, 2020, and 2021, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as an independent compensation consultant to provide advice as discussed below under “Executive Compensation—Compensation Discussion and Analysis,” which advice was used in making 2019, 2020 and 2021 compensation decisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
Our written Code of Conduct provides that our directors, officers and employees are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee, or other independent committee of our Board in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In addition, the charter of our Audit Committee states that the Audit Committee shall review and approve all related person transactions. Any request for us to enter into a transaction with an executive officer, director, nominee for director, principal shareholder, or any of such persons’ immediate family members or affiliates, or our employees, in which the amount involved may exceed $120,000, will first be presented to our Audit Committee or such other committee for review, consideration and approval. All of our directors, officers and employees are required to report any such related person transaction. In approving or rejecting the proposed agreement, our Audit Committee or such other committee will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee or such other committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or such other committee determines in the good faith exercise of its discretion. Under our Code of Conduct, if we should discover related person transactions that have not been approved, the Audit Committee or such other committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. Notwithstanding the foregoing, compensatory transactions with our related persons will be reviewed by our Compensation Committee.
Related Person Transactions
Since January 1, 2020, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the captions “Information About Our Executive Officers,” “Executive Compensation” and “2020 Director Compensation” appearing elsewhere in this proxy statement, and the transactions described below.
Limitation of Liability and Indemnification
Our amended and restated certificate of incorporation (the “Certificate of Incorporation”) contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•	any breach of their duty of loyalty to our Company or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and
•	any transaction from which the director derived an improper personal benefit.
Our Bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our Bylaws would otherwise permit indemnification. We believe that these provisions are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
We are party to indemnification agreements with each current director, in their capacities as officers and directors, and with certain other of our former directors and current and former officers (each, an indemnitee). Pursuant to these agreements, we have agreed to hold each indemnitee harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee. We are not obligated to make any payment to any indemnitee that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which we are jointly liable with an indemnitee, we will pay the entire amount of any judgment or settlement without requiring the indemnitee to contribute. We will advance, to the extent permitted by law, all expenses incurred by or on behalf of an indemnitee in connection with a proceeding. No amendment, alteration or repeal of our Certificate of Incorporation, our Bylaws or the indemnification agreement with any indemnitee will limit any right of that indemnitee in respect of any action taken or omitted by that indemnitee prior to such amendment. We anticipate that we will enter into similar indemnification agreements with any new member elected to our Board.
At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in their capacity as such for which indemnification will be required or permitted. In addition, we are not aware of any other threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.
We have been informed that, in the opinion of the SEC, any indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock, as of April 23, 2021, by the following:
•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;
•	each continuing director;
•	each of our executive officers; and
•	all continuing directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. The information in the table below is based on information supplied by our directors and executive officers and public filings.
Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated, we deem shares of common stock subject to options that are exercisable within 60 days of April 23, 2021 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. As of April 23, 2021, we did not have any warrants issued or outstanding. The percentage of shares beneficially owned is based on 15,903,434 shares of our common stock outstanding as of April 23, 2021. Except as otherwise indicated, the address of each person or entity named below is the address of the Company, 6303 Cowboys Way, Suite 600, Frisco, Texas 75034.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock(1)	2,345,191	14.7%
The Vanguard Group(2)	964,051	6.1%
R. Dirk Allison(3)	265,189	1.6%
Brian Poff(4)	53,896	*
W. Bradley Bickham(5)	74,896	*
Sean Gaffney(6)	20,999	*
Darby Anderson(7)	95,874	*
Laurie Manning(8)	43,088	*
Michael Wattenbarger(9)	12,675	*
David Tucker(10)	13,952	*
Michael Earley(11)	10,865	*
Mark L. First(12)	21,297	*
Steven I. Geringer(13)	21,297	*
Darin J. Gordon(14)	6,611	*
Veronica Hill-Milbourne(15)	454	*
Esteban López, M.D.(16)	454	*
Jean Rush(17)	3,037	*
Susan T. Weaver, M.D.(18)	6,111	*
All directors and executive officers as a group (16 persons)	650,695	4.0%
*	Less than one percent.
(1)
The information with respect to BlackRock, Inc. is based solely on its Schedule 13G/A filed with the SEC on January 26, 2021. BlackRock, Inc. possesses sole voting power of 2,330,102 shares of common stock and sole dispositive power over 2,345,191 shares of common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
The information with respect to The Vanguard Group is based solely on its Schedule 13G filed with the SEC on February 10, 2021. The Vanguard Group possesses sole voting power of 0 shares of common stock, shared voting power of 34,578 shares of common stock, sole dispositive power over 918,219 shares of common stock and shared dispositive power over 45,832 shares of common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Includes 205,169 shares subject to options which are currently exercisable or exercisable within 60 days of April 23, 2021 and 31,113 shares of unvested restricted stock, which have various vesting dates.

(4)
Includes 21,161 shares subject to options which are currently exercisable or exercisable within 60 days of April 23, 2021 and 18,539 shares of unvested restricted stock, which have various vesting dates.

(5)
Includes 36,161 shares subject to options which are currently exercisable or exercisable within 60 days of April 23, 2021 and 19,456 shares of unvested restricted stock, which have various vesting dates.

(6)
Includes 10,000 shares subject to options which are currently exercisable or exercisable within 60 days of April 23, 2021 and 9,251 shares of unvested restricted stock, which have various vesting dates.

(7)
Includes 65,052 shares subject to options which are currently exercisable or exercisable within 60 days of April 23, 2021 and 5,395 shares of unvested restricted stock, which have various vesting dates.

(8)
Includes 28,661 shares subject to options which are currently exercisable or exercisable within 60 days of April 23, 2021 and 6,979 shares of unvested restricted stock, which have various vesting dates.

(9)
Includes 6,625 shares subject to options which are currently exercisable or exercisable within 60 days of April 23, 2021 and 5,473 shares of unvested restricted stock, which have various vesting dates.

(10)
Includes 6,883 shares subject to options which are currently exercisable or exercisable within 60 days of April 23, 2021 and 6,697 shares of unvested restricted stock, which have various vesting dates.

(11)	Includes 1,075 shares of unvested restricted stock, which will vest in full on June 15, 2021.
(12)	Includes 1,075 shares of unvested restricted stock, which will vest in full on June 15, 2021.
(13)	Includes 1,075 shares of unvested restricted stock, which will vest in full on June 15, 2021.
(14)	Includes 1,075 shares of unvested restricted stock, which will vest in full on June 15, 2021.
(15)	Includes 454 shares of unvested restricted stock, which will vest in full on June 15, 2021.
(16)	Includes 454 shares of unvested restricted stock, which will vest in full on June 15, 2021.
(17)	Includes 1,075 shares of unvested restricted stock, which will vest in full on June 15, 2021.
(18)	Includes 1,075 shares of unvested restricted stock, which will vest in full on June 15, 2021.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The Company’s executive officers as of April 28, 2021 are:
•	R. Dirk Allison;
•	Brian Poff;
•	W. Bradley Bickham;
•	Sean Gaffney;
•	Darby Anderson;
•	Laurie Manning;
•	Michael Wattenbarger; and
•	David Tucker.
R. Dirk Allison—The principal occupation and employment experience of Mr. Allison during the last five years is set forth above under the heading “Nominees for Election at this Annual Meeting (To Terms Expiring in 2024).”
Brian Poff, age 48, has served as our Executive Vice President and Chief Financial Officer since May 2016. Mr. Poff has served in a number of financial positions in both public and private healthcare companies. From October 2015 to April 2016, he served as Chief Financial Officer and Treasurer of Oceans Healthcare, L.L.C., a provider of behavioral health services. Prior to Oceans Healthcare, Mr. Poff served as Senior Vice President of Finance, Chief Accounting Officer and Treasurer for CCS Medical, Inc. from November 2011 to October 2015. Prior to CCS Medical, Mr. Poff served as the Corporate Controller for AccentCare, Inc., a provider of home health services. Mr. Poff also held the position of Division Chief Financial Officer—Hospice Services for Gentiva Health Services, Inc. (Nasdaq: GTIV), a provider of home health and hospice services, and served as Assistant Controller for Odyssey HealthCare, Inc. (Nasdaq: ODSY), a provider of hospice services. Before working with Odyssey HealthCare, Inc., he served as the Controller for Horizon Health Corporation, a provider of behavioral health services, until its acquisition by Psychiatric Solutions, Inc., a psychiatric hospital operator, whereby he was elevated to the role of Division Chief Financial Officer. Mr. Poff earned a Bachelor of Business Administration in Accounting from Sam Houston State University.
W. Bradley Bickham, age 58, has served as our President and Chief Operating Officer since March 2021 and previously served as our Executive Vice President and Chief Operating Officer from January 2017 to March 2021. Mr. Bickham has served in a variety of senior leadership roles in both public and private healthcare companies, following tenures in the legal and accounting fields. From September 2014 to January 2017, he served as Senior Vice President and Chief Legal Officer for United Surgical Partners International, an ambulatory surgery provider. Previously, he served as Executive Vice President and Chief Legal Officer for a number of firms, including Correctional Healthcare Companies, Inc., a provider of correctional healthcare solutions, from 2013 to August 2014 and CCS Medical, Inc. from 2012 to 2013. He also served as Vice President, and later Senior Vice President and General Counsel for Odyssey HealthCare, Inc. (Nasdaq: ODSY), a provider of hospice services, from 2003 through its acquisition by Gentiva Health Services, Inc. (Nasdaq: GTIV), a provider of home health and hospice services, in 2010. Mr. Bickham earned both a Bachelor of Science in Accounting and a law degree from Louisiana State University.
Sean Gaffney, age 42, has served as our Executive Vice President and Chief Legal Officer since April 2019. From 2015 to April 26, 2019, Mr. Gaffney served as General Counsel for Encompass Health – Home Health & Hospice, the fourth largest U.S. provider of skilled home health services. Previously, he served from 2014 to 2015 as the Executive Vice President of Corporate Development, General Counsel and Secretary of BroadJump, LLC, a software start-up producing innovative hospital cost-reduction technology. Mr. Gaffney earned a Bachelor of Arts from The University of Dallas and a law degree from Boston University School of Law, where he was a G. Joseph Tauro Scholar and managing editor of the Boston University International Law Journal.
Darby Anderson, age 55, has served as our Executive Vice President and Chief Strategy Officer since November 2019. Mr. Anderson previously served as our Executive Vice President and Chief Development Officer from 2014 to November 2019 and as our Senior Vice President of Addus HealthCare from 2013 to 2014.

Mr. Anderson joined Addus HealthCare in 1996, and has served in such capacities as a Regional Manager, Midwest, Regional Vice President, Midwest and East, and Vice President of Home and Community Services. Mr. Anderson earned a Bachelor of Arts degree from Michigan State University.
Laurie Manning, age 66, has served as our Executive Vice President and Chief Human Resource Officer since August 2017. From 2012 to August 2017, Ms. Manning served as the Vice President, Human Resources for Epic Health Services, Inc., which provides home health services for medically fragile children and adults in 21 states. Previously, she served at Humana, Inc. (NYSE: HUM) as Human Capital Leader, Human Resources and served 17 years with Concentra, Inc., a provider of healthcare services, for whom Ms. Manning most recently served for five years as Vice President, Human Resources, East Region. Ms. Manning’s professional certifications include SPHR (Senior Professional Human Resources) and SHRM-SCP (Society for Human Resource Management-Senior Certified Professional). She earned a Bachelor of Science degree from Bellevue University and a master’s degree in organizational leadership from Norwich University.
Michael Wattenbarger, age 51, has served as our Executive Vice President and Chief Information Officer since November 7, 2019. From August 2019 to November 2019, Mr. Wattenbarger served as our Senior Vice President of Information Technology and from May 2018 to August 2019 as our Vice President of Information Technology. Previously, Mr. Wattenbarger served as the Chief Information Officer of LifeCare Management Services, a health care services company, from 2006 to May 2018. Mr. Wattenbarger earned both a Bachelor of Arts and a master’s degree in management information science from Louisiana State University at Shreveport.
David Tucker, age 56, has served as our Executive Vice President and Chief Development Officer since November 7, 2019. From March 2018 through October 2019, Mr. Tucker served as our Senior Vice President of Business Development, and from July 2016 through February 2018, he served as our Vice President Managed Care. Prior to joining the Company, Mr. Tucker served as Senior Vice President of Business Development for CCS Medical, Inc. from 2012 to July 2016. Mr. Tucker earned a Bachelor of Science degree from Glenville State College.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation that is paid or awarded to, or earned by, our named executive officers.
Named Executive Officers
Our named executive officers for the last completed fiscal year were as follows:
•	R. Dirk Allison, Chief Executive Officer and Chairman of the Board;
•	Brian Poff, Executive Vice President, Chief Financial Officer, Treasurer and Secretary;
•	W. Bradley Bickham, President and Chief Operating Officer;
•	Sean Gaffney, Executive Vice President and Chief Legal Officer; and
•	Darby Anderson, Executive Vice President and Chief Strategy Officer.
Overview of our Compensation Program and Compensation Philosophy and Objectives
Our compensation and benefits programs are designed to attract and retain talented, qualified executives to manage and lead the Company, to motivate them to pursue corporate objectives, to align the interests of our executive with those of our shareholders and to maximize the long-term growth of the Company. We believe that our compensation program allows us to meet the following objectives:
•
Reward the named executive officer for a job done well. While base salary, which is intended to provide reasonable fixed compensation for the essential elements of a named executive officer’s position, remains an important component of a named executive officer’s compensation, our performance-based cash and equity compensation plans comprise a significant portion of compensation.

•
Compensate named executive officers within market standards. We believe that competitive pay, together with our significant growth opportunities and employee-centered corporate culture, allow us to attract and retain top-quality executives. To ensure the competitiveness of our compensation levels within the comparable markets for executive talent, we direct the conduct of periodic independent consulting studies to evaluate our executive compensation program in comparison to pertinent market data and specified peer companies.

•
Provide compensation that is fair to the named executive officer and the Company. We believe that it is important for named executive officers to be fairly compensated, at levels reflective of their talents and experience, and the scope of their job responsibilities. We also believe that it is important that each named executive officer perceives that his compensation is fair and equitable relative to his peers and others in the organization. This perceived equity promotes executive retention and satisfaction, and is consistent with our beliefs and values.

•
Create a high-performance culture. We believe that named executive officers should strive to achieve and exceed performance expectations, and drive the growth and success of the business. We also believe that superior performance warrants superior rewards. Our merit-based salary increases and performance-based cash and equity compensation plans are designed to promote this high-performance culture and motivate our executives to achieve at their highest potential.

2020 Advisory Vote on Named Executive Officer Compensation
The Compensation Committee reviewed the results of the 2020 shareholder advisory vote on named executive officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Since the overwhelming majority of shares voted at our 2020 annual meeting of shareholders were voted to approve the compensation program described in our 2020 Proxy Statement, the Compensation Committee did not implement changes to our 2020 executive compensation program as a direct result of the shareholders’ advisory vote. The Company is conducting another shareholder advisory vote this year and the Company will take into account the results of that vote in setting future compensation.

The Company also held a non-binding shareholder vote at the 2019 annual meeting of shareholders regarding whether to hold an advisory vote on named executive officer compensation every one, two or three years, which supported an annual vote. This result represented a departure from the Company’s prior practice of holding an advisory vote on named executive officer compensation every three years. Thus, the Company is presenting an advisory vote on named executive officer compensation in this Proxy Statement.
Role of the Compensation Committee, Consultants and Executive Officers in Determining Named Executive Officer Compensation
The targeted compensation range and amount of each element of our compensation program is determined by our Compensation Committee at the time of initial hire, promotion or employment agreement renewal, taking into consideration our results of operations, long- and short-term goals, the competitive market for the named executive officer and general economic factors. We then review compensation on an annual basis as described below. We seek to combine the components of our executive compensation program to achieve a total compensation level appropriate for our size and corporate performance. We then determine the amount of each element of compensation based on our compensation objectives.
Role of the Compensation Committee
The Compensation Committee has primary responsibility for all compensation decisions relating to our named executive officers. The Compensation Committee reviews the aggregate level of our executive compensation, as well as the mix of elements used to compensate our named executive officers on an annual basis. In addition, the targeted compensation range for each executive, along with the amount of each program element, is determined by the Compensation Committee. During 2020 and 2021, the Compensation Committee engaged FW Cook, its independent compensation consultant, to provide advice as discussed in the following paragraph, which advice was used in making compensation decisions for 2020 and 2021.
Role of the Independent Compensation Consultant
The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of executive compensation. The Compensation Committee retained FW Cook as its outside compensation consultant during 2020 and 2021. During 2020 and 2021, FW Cook provided updated benchmarking information (as discussed below) and assisted the Compensation Committee with setting the Company’s performance-based cash and equity compensation plans. FW Cook provided updated compensation information at the February 2021 Compensation Committee meeting. See “Compensation Discussion and Analysis—Performance-Based Equity Compensation.”
The Compensation Committee reviewed the independence of FW Cook as required by SEC rules and the Nasdaq Stock Market Rules regarding compensation consultants and has concluded that the work of FW Cook for the Compensation Committee does not raise any conflict of interest. All work performed by the compensation consultant is subject to review and approval of the Compensation Committee. FW Cook provided no other services to the Company and only received fees from the Company on behalf of the Compensation Committee.
Benchmarking
To ensure that our executive compensation program is competitive, the Compensation Committee has in prior years (most recently in February of 2021) reviewed an analysis of executive compensation at peer group companies assembled by FW Cook. The Compensation Committee uses the comparative peer group data as a point of reference for compensation, but not as the determinative factor. The purpose of the comparison data is not to supplant the analyses of internal pay equity, wealth accumulation and the individual performance of the executive officers that the Compensation Committee considers when making compensation decisions. The Compensation Committee has full discretion in determining the nature and extent of the use of comparative compensation data, including to elect not to use the data at all.

There are very few directly comparable peer companies in our sector, so in determining our peer group, we selected companies with similar industry focus, business complexity, and size and operating characteristics. The most recent targeted peer group consisted of the following companies:
•	Amedisys, Inc.
•	American Renal Associates Holdings, Inc.
•	Capital Senior Living Corporation
•	Chemed Corporation
•	The Ensign Group, Inc.
•	LHC Group, Inc.
•	National Healthcare Corporation
•	RadNet, Inc.
•	Tivity Health, Inc.
•	U.S. Physical Therapy, Inc.
For 2020, FW Cook calculated the median total compensation (including the grant date fair value of equity incentives) for this peer group. The Compensation Committee also reviewed data for 2020 comparing individual compensation for its named executive officers to the average compensation for comparable offices paid by the peer group.
Role of the Executive Officers
During 2020 and 2021, Mr. Allison participated in the meetings of the Compensation Committee at which compensation actions involving our named executive officers (other than Mr. Allison) were discussed. Mr. Allison assisted the Compensation Committee by making recommendations and answering Compensation Committee questions regarding executive performance and objectives relating to the named executive officers other than himself. Mr. Allison recused himself and did not participate in any portion of any meeting of the Compensation Committee at which his compensation was discussed.
Elements of Our Named Executive Officer Compensation Program
The compensation we provide to our named executive officers is primarily comprised of three elements: base salary, performance-based cash compensation, and performance-based equity compensation. We believe that offering these elements of compensation allows us to meet each of the objectives of our compensation philosophy, as well as to remain competitive with the market for acquiring executive talent. We also provide our named executive officers with certain other benefits and perquisites that are discussed below under “Other Compensation.”
Base Salary
We utilize base salary as the primary means of rewarding our named executive officers for their individual job performance, providing them a secure level of guaranteed cash compensation, and encouraging them to focus on their most important priorities and initiatives. The Compensation Committee may adjust executive base salary levels based on performance, competitive market conditions, and/or changes in position scope and responsibilities.
We agree upon a base salary, which is not “at risk,” with each named executive officer at the time of initial employment or promotion, which historically has been reflected in employment agreements. The amount of base salary initially offered to a new or newly-promoted named executive officer reflects our views as to the individual named executive officer’s scope of anticipated responsibilities; past experience; and future potential to add value through performance, knowledge, skills and expertise. This base salary level is also based on competitive industry salary practices.
A named executive officer may receive a merit-based salary increase to the extent such named executive officer is eligible pursuant to his employment agreement. In addition, we may adjust salary due to other circumstances, such as a change in responsibilities or position. Executive merit-based salary increases, to the extent permitted by a named executive officer’s employment agreement, have generally been determined based on the named executive officer’s performance of key Company and divisional or departmental objectives, as well as his effectiveness in performing his role.

Performance-Based Cash Compensation
A significant part of each named executive officer’s annual cash compensation is awarded under our individualized performance-based cash compensation plans. Bonuses under these plans are intended to incentivize and reward our named executive officers for the achievement of certain financial objectives. All performance-based cash compensation is based on the achievement of pre-established Company Adjusted EBITDA (defined below) targets, in order to more directly align this element of compensation with shareholder value. Performance-based cash compensation is designed to be “at risk,” with the named executive officer only receiving the maximum bonus if performance exceeds our expectations.
Our financial objectives are established to drive performance at or above Company budgetary levels, requiring that internal budget levels be exceeded to achieve the maximum bonus potential.
For our named executive officers, the award opportunity for 2020 performance was based 100% on the achievement of certain levels of Adjusted EBITDA. “Adjusted EBITDA” is the Company’s earnings before interest expense, income taxes, depreciation and amortization, as well as certain other adjustments. A reconciliation of Adjusted EBITDA to the Company’s net income is available on page 39 of our Annual Report on Form 10-K for the year ended December 31, 2020. The target Adjusted EBITDA goal was set based on the budget/forecast for the period reflecting a level of performance which at the time was anticipated to be challenging, but achievable. The threshold Adjusted EBITDA goal was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring exemplary performance. The Compensation Committee also mandated that the goals be revised upward based upon budget/forecast for acquisitions made during the year to reflect performance in the period following acquisition. The table which follows provides the Adjusted EBITDA performance goals originally established by the Compensation Committee for 2020, revised goals that reflect 2020 acquisitions and adjustments to budgeted revenue based on the revision of previously issued financial statements described on pp. F-15 through F-17 of our Annual Report on Form 10-K for the year ended December 31, 2020, and the actual level of performance achieved (dollars in thousands):
	Adjusted EBITDA Goals
	Threshold	Target	Maximum	Actual
Adjusted EBITDA (original)	$73,217	$81,352	$89,487	$N/A
Adjusted EBITDA (with acquisitions and revenue adjustments)	68,108	75,675	83,243	76,907
The target amount for each annual performance bonus is set as a percentage of the named executive officer’s base salary and is based on the achievement of certain levels of Adjusted EBITDA. The target opportunity for Mr. Allison in 2020 was 100% of base salary, and for the other named executive officers the target opportunity was 75%. The threshold Adjusted EBITDA goal must be met in order for any payout to occur and payouts cannot exceed the maximum level, as set forth in the table below. The following table shows the annual incentive opportunities and actual bonus percentages earned for our named executive officers with respect to 2020 performance:
	Adjusted EBITDA
Name	Base Salary	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary	Actual % of Base Salary Earned(1)
Mr. Allison	$750,000	50.0	100.0	150.0	102
Mr. Poff	410,000	37.5	75.0	112.5	82.5
Mr. Bickham	440,000	37.5	75.0	112.5	82.5
Mr. Gaffney	325,000	37.5	75.0	112.5	82.5
Mr. Anderson	355,000	37.5	75.0	112.5	82.5
(1)
The Company achieved Adjusted EBITDA in 2020 equal to 102% of the Adjusted EBITDA target. The plan provides discretion to the Compensation Committee to award more or less than the formula indicates, but, in 2020, the Compensation Committee did not use its discretion to deviate from the award indicated by the formula.

For the fiscal year ending December 31, 2021, the Compensation Committee retained achievement of target levels of Adjusted EBITDA as the sole criteria for performance-based cash compensation, with a threshold of 50% of target award at 90% of the Adjusted EBITDA target, and a maximum of 150% of target award at 110% of the Adjusted EBITDA target (and linear interpolation within those ranges). Finally, the Compensation Committee set the target value of performance-based cash compensation as a percentage of base salary, as follows:
Name	Target % of Base Salary
Mr. Allison	100%
Mr. Poff	75%
Mr. Bickham	75%
Mr. Gaffney	75%
Mr. Anderson	75%
Performance-Based Equity Compensation
We believe compensation in the form of incentive equity awards aligns the interests of our named executive officers with the interests of our shareholders, and rewards our named executive officers for superior corporate performance. We believe this form of compensation is particularly effective for those individuals who have the most impact on the management and success of our business, providing them with a valuable long-term incentive while providing us with a valuable retention tool through the use of vesting periods. We also believe that equity incentives are an important part of a competitive compensation structure necessary to attract and retain talented named executive officers.
The performance-based equity component of our named executive officer compensation program is designed to provide our senior management with performance-based award opportunities, to drive superior long-term performance and to align the interests of our senior management with those of our shareholders.
For each named executive officer, the award opportunity for 2020 performance was based entirely on the achievement of Adjusted EBITDA as described above in the description of “Performance-Based Cash Compensation.”
The target amount for each performance-based equity plan is set as a fixed dollar amount and is based on the achievement of certain performance objectives, subject to adjustment at the discretion of the Compensation Committee. As previously disclosed, the target value of equity grants as a fixed dollar amount were as follows:
Name	Target $ Amount
Mr. Allison	$1,500,000
Mr. Poff	500,000
Mr. Bickham	550,000
Mr. Gaffney	300,000
Mr. Anderson	250,000

As with the performance-based cash compensation, the Compensation Committee set a threshold of 50% payout at 90% of the Adjusted EBITDA target, and a maximum of 150% payout at 110% of the Adjusted EBITDA target (and linear interpolation within those ranges). Since the Company achieved Adjusted EBITDA in 2020 equal to 102% of the Adjusted EBITDA target, the dollar value of equity awarded to Mr. Allison was $1,650,000, and the dollar value of equity awarded to each of Messrs. Poff, Bickham, Gaffney and Anderson was $550,000, $605,000, $330,000 and $275,000, respectively. The dollar values derived from the calculations set forth above were converted into equity using the closing price of the Company’s common stock on February 24, 2021 and granted as restricted stock, vesting over 3 years on February 24 of 2022, 2023 and 2024. The amounts of these grants, which were made under the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”), were as follows:
Name	Restricted Stock Awards (#)
Mr. Allison	13,602
Mr. Poff	4,534
Mr. Bickham	4,988
Mr. Gaffney	2,721
Mr. Anderson	2,267
Also on February 24, 2021, the Compensation Committee made discretionary grants of restricted stock to each of Brad Bickham and Brian Poff of 8,244 shares. These restricted shares will vest 60% on the third anniversary of the grant date and 40% on the fourth anniversary of the grant date, subject to customary provisions for continued service and acceleration on a change in control.
For the fiscal year ending December 31, 2021, the Compensation Committee retained achievement of target levels of Adjusted EBITDA as the sole criteria for performance-based equity compensation, with a threshold of 50% of target grant at 90% of the Adjusted EBITDA target, and a maximum of 150% of target grant at 110% of the Adjusted EBITDA target (and linear interpolation within those ranges). Finally, the Compensation Committee also set the target value of equity grants as a fixed dollar amount, as follows:
Name	Target $ Amount
Mr. Allison	$1,750,000
Mr. Poff	550,000
Mr. Bickham	625,000
Mr. Gaffney	300,000
Mr. Anderson	300,000
Other Compensation
In addition to the primary compensation elements discussed above, we provide our named executive officers with limited benefits and perquisites as described below in footnote 4 to the 2020 Summary Compensation Table. We consider these additional benefits to be a part of a named executive officer’s overall compensation. These benefits generally do not impact the level of other compensation paid to our named executive officers, due to the fact that the incremental cost to us of these benefits and perquisites represents a small percentage of each named executive officer’s total compensation package. We believe that these enhanced benefits and perquisites provide our named executive officers with security, convenience and support services that allow them to focus attention on carrying out their responsibilities to us. In addition, we believe that these benefits and perquisites help us to be competitive and retain talented executives.
In addition, we offer other employee benefits to our named executive officers for the purpose of meeting current and future health and security needs for the named executive officers and their families. These benefits, which we generally offer to all eligible employees, include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, and flexible spending accounts for medical expense reimbursements and dependent care.

Change in Control and Severance
Each of our named executive officers is eligible to receive contractually-provided severance benefits pursuant to his employment agreement. These severance benefits are generally intended to match the terms that we believe to be standard within the market, show the named executive officer that we have made an investment in the named executive officer and provide stability for both us and the named executive officer in a competitive market for qualified talent. We believe that providing severance protection to our named executive officers upon their involuntary termination of employment or self-termination for good reason is an important retention tool that is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. We generally do not take into account any amounts that may be received by a named executive officer following termination of employment when establishing current compensation levels. The terms of each arrangement were determined in negotiation with the applicable named executive officer in connection with his hiring or continued employment and were not based on any set formula. Our equity award agreements with each of the named executive officers also generally provide for unvested options or restricted stock to vest immediately upon a change in control of the Company, provided the executive officer is actively employed by the Company as of the change in control.
We believe that these change in control and severance arrangements provide additional benefits to the Company by allowing us to receive certain covenants from our named executive officers in partial consideration of the compensation to be received by the executive officer. These covenants include agreements not to compete, agreements not to solicit our employees, customers, referral sources or other business relation, agreements not to disclose certain confidential and proprietary information (including trade secrets) and agreements not to disparage the Company. These covenants are described in further detail below under “Potential Payments upon Termination or Change in Control.” None of our named executive officers are entitled to a tax gross-up in connection with a change in control payment.
Anti-Hedging of Company Stock
Pursuant to the Company’s Insider Trading Policy, directors, officers and employees are prohibited from:
•	directly or indirectly engaging in transactions designed to or have the effect of hedging or offsetting any decrease in the market value of Company stock;
•	buying or selling put options, call options or other derivatives of Company stock,
•	executing short sales of Company stock;
•	holding Company stock in margin accounts;
•	pledging any Company stock as collateral for a loan; and
•
establishing standing and limit orders (other than standing and limit orders under approved Rule 10b5-1 plans) without obtaining the consent of the Company’s Securities Trading Officer and the Board (or a duly appointed committee thereof).

Financial Restatements
The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to named executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement.
In 2015, the SEC issued proposed rules regarding the adoption of “claw back” policies by publicly listed companies in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). If and when final SEC rules implementing these requirements have become effective, publicly listed companies will be required to adopt a “claw back” policy providing for the recovery of certain incentive-based compensation from the executive officers of the company in the event the company is required to restate its financials as a result of material noncompliance of the company with any financial reporting requirements under the securities laws. The Company intends to adopt a compensation recoupment policy that will comply with the requirements of the Dodd-Frank Act if and when such final rules have become effective.

Effect of Accounting and Tax Treatment on Compensation Decisions
Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s Chief Executive Officer and certain other executive officers, unless the compensation constitutes “qualified performance-based compensation” within the meaning of Section 162(m). The Compensation Committee has historically considered the impact of Section 162(m) in the design of its compensation strategies and intends to administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. However, the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to our named executive officers, even where the compensation paid under such programs may not be fully deductible, and the Compensation Committee may approve the payment of compensation that is outside the deductibility limitations of Section 162(m). Moreover, this exception allowing the full deductibility of “qualified performance-based compensation” does not apply to compensation paid after January 1, 2018 unless paid pursuant to a written binding contract that was in effect on November 2, 2017. While considering the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the SEC rules with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
The foregoing report has been approved by all members of the Compensation Committee.
Steven I. Geringer (Chairman)
Mark L. First
Susan T. Weaver, M.D.

2020 Summary Compensation Table
The following table provides information regarding the compensation earned by each of our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(2)	(f)(2)	(g)(3)	(h)	(i)(4)	(j)
R. Dirk Allison Chief Executive Officer and Chairman of the Board	2020	$725,961	—	$2,126,589	$—	$825,000	—	$30,892	$3,708,442
	2019	620,064	—	719,996	—	625,000	—	27,453	1,992,513
	2018	588,701	—	367,509	1,426,904	540,000	—	21,585	2,944,699

Brian Poff EVP, Chief Financial Officer, Secretary and Treasurer	2020	405,961	—	708,863	—	338,250	—	28,060	1,481,134
	2019	386,307	—	224,970	—	291,750	—	27,774	930,801
	2018	369,614	—	94,503	522,054	253,125	—	25,683	1,264,979

W. Bradley Bickham President and Chief Operating Officer	2020	433,269	—	779,739	—	363,000	—	41,441	1,617,449
	2019	402,115	—	224,970	—	303,750	—	38,225	969,060
	2018	383,846	—	467,003	522,054	263,250	—	34,005	1,670,158

Sean Gaffney(1) EVP, Chief Legal Officer	2020	320,192	—	425,359	—	268,125	—	22,986	1,036,662
	2019	196,154	—	344,450	1,049,384	168,750	—	15,876	1,774,614

Darby Anderson EVP, Chief Strategy Officer	2020	351,154	—	354,381	—	292,875	—	40,839	1,039,249
	2019	333,077	—	161,994	—	251,250	—	41,464	787,785
	2018	323,462	—	94,503	232,478	219,375	—	42,167	911,985
(1)
Mr. Gaffney’s employment began on April 29, 2019, his base salary for 2019 represents the amount of base salary earned for the period beginning on his employment commencement date through December 31, 2019.

(2)
These amounts are the grant date fair value of option awards and stock awards calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions we used in valuing options are described under the caption “Stock Options and Restricted Stock Awards” in Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)
Reflects annual cash incentive awards earned pursuant to the Company’s annual bonus program. The amounts in this column for fiscal year 2020 were paid on March 5, 2021. For information regarding our annual bonus program, see “—Compensation Discussion and Analysis—Performance-Based Cash Compensation.”

(4)	Other compensation for 2020 includes the following amounts:
Name	Matching Contributions (4-a)	Life Insurance Premium (4-b)	Personal Benefit (4-c)	Reimbursed Expense (4-d)	Total All Other Compensation
R. Dirk Allison	—	$15,468	$14,224	$1,200	$30,892
Brian Poff	—	4,116	22,744	1,200	28,060
W. Bradley Bickham	—	17,570	22,671	1,200	41,441
Sean Gaffney	—	3,963	17,823	1,200	22,986
Darby Anderson	—	17,105	22,534	1,200	40,839
(4-a)	Matching contributions paid under the Company’s 401(k) plan to each of the named executive officers.
(4-b)	Term life insurance and group term life premium paid by the Company for the benefit of the named executive officers.
(4-c)	The amounts in this column represent the Company’s contribution to the executive’s health, dental and vision benefits, as applicable.
(4-d)	The amounts in this column represent the reimbursement of cell phone allowance for each of the named executive officers.

Grants of Plan-Based Awards in 2020
The following table sets forth each grant of plan-based awards to our named executive officers during 2020:
		Estimated Future Payouts Under Non-Equity Incentive Plan(1)			Estimated Future Payouts Under Equity Incentive Plan(2)			All Other Stock Awards: Number of Shares of Stock or Unit (#) (f)	All Other Options Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Options Awards ($/Sh) (h)	Grant Date Fair Value of Stock and Option Awards ($)(3) (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
R. Dirk Allison		$375,000	$750,000	$1,125,000	$750,000	$1,500,000	$2,250,000
	8/11/2020							20,853			$2,126,589
Brian Poff		153,750	307,500	461,250	250,000	500,000	750,000
	8/11/2020							6,951			708,863
W. Bradley Bickham		165,000	330,000	495,000	275,000	550,000	825,000
	8/11/2020							7,646			779,739
Sean Gaffney		121,875	243,750	365,625	150,000	300,000	450,000
	8/11/2020							4,171			425,359
Darby Anderson		133,125	266,250	399,375	125,000	250,000	375,000
	8/11/2020							3,475			354,381
(1)
Award made pursuant to the Company’s 2020 Performance-Based Cash Compensation Plan, and described in further detail above under “—Compensation Discussion & Analysis—Performance-Based Cash Compensation.”

(2)
Award made pursuant to the Company’s 2020 Performance-Based Equity Compensation Plan, and described in further detail above under “—Compensation Discussion & Analysis—Performance-Based Equity Compensation.”

(3)
This column discloses the grant date fair value of restricted stock and option awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing the awards are described under the caption “Stock Options and Restricted Stock Awards” in Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year End
The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2020:
	Number of Securities Underlying Unexercised Options (#)				Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not vested ($)(11)
Name	Exercisable	Unexercisable	Options Exercise Price ($)	Option Expiration Date
R. Dirk Allison	100,000	—	$19.71	01/21/2026
	24,961	—	34.05	03/03/2027
	15,972	7,986(1)	37.25	03/02/2028
	37,500	37,500(2)	37.25	03/02/2028
					31,359	$3,671,825

Brian Poff	4,108	2,053(3)	37.25	03/02/2028
	7,500	15,000(4)	37.25	03/02/2028
					10,051	1,176,872

W. Bradley Bickham	—	12,500(5)	34.55	01/16/2027
	4,108	2,053(6)	37.25	03/02/2028
	10,000	15,000(7)	37.25	03/02/2028
					16,580	1,941,352

Sean Gaffney	—	30,000(8)	68.89	04/29/2029
					7,921	927,470

Darby Anderson	7,500	—	8.91	03/11/2023
	4,453	—	8.91	03/11/2023
	12,698	—	23.10	04/04/2024
	20,000	—	22.70	03/01/2026
	6,740	—	34.05	03/03/2027
	4,108	2,053(9)	37.25	03/02/2028
	5,000	5,000(10)	37.25	03/02/2028
					5,944	695,983
(1)	Mr. Allison’s unexercisable options vested on March 2, 2021.
(2)	Mr. Allison’s unexercisable options vest in two equal installments, with the first installment vested on March 2, 2021 and the second installment vesting on March 2, 2022.
(3)	Mr. Poff’s unexercisable options vested on March 2, 2021.
(4)	Mr. Poff’s unexercisable options vest in two equal installments, with the first installment vested on March 2, 2021 and the second installment vesting on March 2, 2022.
(5)	Mr. Bickham’s unexercisable options vested on January 16, 2021.
(6)	Mr. Bickham’s unexercisable options vested on March 2, 2021.
(7)	Mr. Bickham’s unexercisable options vest in two equal installments, with the first installment vested on March 2, 2021 and the second installment vesting on March 2, 2022.
(8)
Mr. Gaffney’s unexercisable options vest in three equal installments, with the first installment vested on April 29, 2021 and the second and third installments vesting on each of April 29, 2022 and 2023.

(9)	Mr. Anderson’s unexercisable options vested on March 2, 2021.
(10)	Mr. Anderson’s unexercisable options vest in two equal installments, with the first installment vested on March 2, 2021 and the second installment vesting on March 2, 2022.
(11)
The value for Messrs. Allison, Poff, Bickham, Gaffney and Anderson equals the number of shares of unvested restricted stock held by each of Messrs. Allison, Poff, Bickham, Gaffney and Anderson, respectively, as of December 31, 2020, multiplied by the market price of Company common stock at the close of December 31, 2020, which was $117.09 per share.

Option Exercises and Stock Vested During Fiscal Year 2020
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
R. Dirk Allison	25,000	$1,918,250	12,824	$1,053,984
Brian Poff	26,240	1,745,863	8,732	690,034
W. Bradley Bickham	20,000	1,356,350	7,807	674,045
Sean Gaffney	10,000	278,200	1,250	103,850
Darby Anderson	6,000	562,860	5,083	393,308
(1)	Value realized upon the exercise of option awards is based on the difference between the actual price at which the exercised shares were sold and the exercise price of the options.
(2)	Value realized upon the vesting of stock awards is based on the closing price of our common stock on the applicable vesting date.
Pension Benefits
None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit pension plans sponsored by us.
Nonqualified Deferred Compensation
None of our named executive officers participates in or has account balances in non-qualified deferred compensation plans sponsored by us.
Employment Agreements
We have entered into employment agreements with each of our named executive officers.
Employment Agreement with Mr. Allison
We have entered into an amended and restated employment agreement with Mr. Allison effective November 5, 2018. The initial term of Mr. Allison’s agreement was four years from the date of Mr. Allison’s initial employment with the Company, which is February 29, 2016; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 180 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Allison is entitled to an annual base salary of $600,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, in the event that the Company attains a certain percentage of its annual performance target, which target is determined by the Board in its sole discretion, Mr. Allison is eligible, at the discretion of the Compensation Committee, to receive: (1) stock-based compensation with a target of up to 150% of his annual base salary, and (2) cash-based compensation with a target of up to 150% of his annual base salary. Mr. Allison is entitled to receive benefits paid to similarly situated employees, which include participation in health, disability and vacation plans. Mr. Allison is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”
Employment Agreement with Mr. Poff
We entered into an amended and restated employment agreement with Mr. Poff effective November 5, 2018. The initial term of Mr. Poff’s agreement was four years from the date of Mr. Poff’s initial employment with the Company, which is May 10, 2016; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Poff is entitled to an annual base salary of $375,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 75% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to a percentage of his annual base salary to be determined for performance against established objectives at the maximum levels. Mr. Poff is entitled to receive benefits paid to similarly situated employees, which include, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Poff’s base salary for such insurance policy. Mr. Poff is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”
Employment Agreement with Mr. Bickham
We entered into an amended and restated employment agreement with Mr. Bickham effective November 5, 2018. The initial term of Mr. Bickham’s agreement was one year from the date of Mr. Bickham’s initial employment with the Company, which is January 16, 2017; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Bickham is entitled to an annual base salary of $390,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 75% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to a percentage of his annual base salary to be determined for performance against established objectives at the maximum levels. Mr. Bickham is entitled to receive benefits paid to similarly situated employees, which include, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Bickham’s base salary for such insurance policy. Mr. Bickham is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”
Employment Agreement with Mr. Gaffney
We entered into an employment agreement with Mr. Gaffney effective April 29, 2019. The initial term of Mr. Gaffney’s agreement was one year ending on the first anniversary of the effective date of the agreement, which is April 29, 2020; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Gaffney is entitled to an annual base salary of $300,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 75% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to a percentage of his annual base salary to be determined for performance against established objectives at the maximum levels. Mr. Gaffney is entitled to receive benefits paid to similarly situated employees, which include, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Gaffney’s base salary for such insurance policy. Mr. Gaffney is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”
Employment Agreement with Mr. Anderson
We entered into an amended and restated employment agreement with Mr. Anderson effective November 5, 2018. The initial term of Mr. Anderson’s agreement was four years from the date of Mr. Anderson’s initial employment with the Company, which is August 27, 2007; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Anderson is entitled to an annual base salary of $325,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 75% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to a percentage of his annual base salary to be determined for performance against established objectives at the maximum levels. Mr. Anderson is entitled to receive benefits paid to similarly situated employees, which include, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Anderson’s base salary for such insurance policy. Mr. Anderson is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”

Restrictive Covenants
Mr. Allison’s right to receive severance benefits is conditioned on strict compliance with certain covenants, including nondisclosure of certain confidential and proprietary information, for two years (or for three years upon a Change of Control) after Mr. Allison’s termination:
•	noncompetition within 50 miles of any of our locations;
•	nonsolicitation of business from any of our customers;
•	nonsolicitation of our employees, customers, referral sources, suppliers, vendors, licensees or other business relations of the Company; and
•	nondisparagement of the Company.
The right of the other named executive officers to receive severance benefits is conditioned on strict compliance with certain covenants, including nondisclosure of certain confidential and proprietary information, for one year (or for two years upon a Change of Control) after the executive’s termination:
•	noncompetition within 50 miles of any of our locations;
•	nonsolicitation of business from any of our customers;
•	nonsolicitation of our employees, customers, referral sources, suppliers, vendors, licensees or other business relations of the Company; and
•	nondisparagement of the Company.
Potential Payments upon Termination or Change in Control
We have entered into employment agreements with the named executive officers described above, that provide for payments and benefits in the event of termination of employment. Under the employment agreements, each named executive officer is entitled to severance benefits if (i) we terminate his employment other than for Reasonable Cause; (ii) if such executive officer resigns with Good Reason (defined below); and (iii) in the event of his death or suffering a physical or mental Disability. The named executive officers are entitled to severance enhancements in the event they experience a termination by the Company without Reasonable Cause or if they resign with Good Reason in connection with a Change in Control.
Reasonable Cause
Under the employment agreements for the named executive officers, Reasonable Cause is defined as:
•	material breach or omission by the executive of any of his duties or obligations under his employment agreement, if uncured after notice;
•	the executive willfully engaging in any action that materially damages, or that may reasonably be expected to materially damage, the Company or our business or goodwill;
•	any breach by the executive officer of his fiduciary duties;
•	commission of any act involving fraud, the misuse or misappropriation of our money or property, any felony, the habitual use of drugs or other intoxicants or chronic absenteeism;
•	gross negligence or willful misconduct by the executive;
•	gross insubordination by the executive, including intentional disregard of any reasonable directive from the Chief Executive Officer, or Board (solely the Board, in the case of Mr. Allison); or
•	failure to perform any material directive in a timely and effective manner, if uncured after notice.
Good Reason
Under the employment agreement for Mr. Allison, Good Reason is defined as:
•	any reduction in base salary;
•	any material reduction in employment duties and responsibilities;

•	removal by the Company as Chief Executive Officer or as a member of the Board;
•
any material breach by the Company of any material term of Mr. Allison’s employment agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the executive;

•	a change in his direct reporting duty to a person other than the Board;
•	the relocation of the Chief Executive Officer’s principal office to a location more than 50 miles from Frisco, Texas; or
•
if Addus HomeCare, Inc. were to become a direct or indirect wholly-owned subsidiary of a single operating company or other entity (the “Operating Company”) and Mr. Allison were not to be employed as the Chief Executive Officer and a member of the board of directors (or other analogous governing body) of the Operating Company.

Under the employment agreements for the other named executive officers, Good Reason is defined as:
•	any reduction in base salary;
•	any material reduction in employment duties and responsibilities;
•	any willful breach by the Company of any material term of the agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the executive;
•	a change in direct reporting duty to a person other than the Chief Executive Officer or the Board; or
•	the relocation of the executive officer’s principal office to a location more than 50 miles from Frisco, Texas.
Disability
Under the employment agreements for our named executive officers, Disability is defined as the named executive officer suffering a physical or mental disability (a “Disability”) so that such executive is or, in the opinion of an independent physician retained by the Company for purposes of this determination will be, unable to perform his duties in a manner satisfactory to the Company for a period of ninety days out of any one hundred eighty consecutive-day period.
Severance Benefits
If we terminate a named executive officer’s employment other than for Reasonable Cause or the executive resigns for Good Reason (as defined in the respective named executive officers’ employment agreement), then, generally, such executive is entitled to the following:
•
Mr. Allison—(i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, and (iii) accrued but unpaid benefits. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, Mr. Allison would receive (i) severance pay equal to his base cash compensation, which is defined as the highest base salary in effect for the executive, payable in equal installments for 24 months following termination, (ii) any unpaid bonus for a completed performance period that the Executive would have earned had he remained employed through the date of payment, and (iii) after-tax cash payments equal to the Company’s share of COBRA premiums for a period of up to 2 years.

•
Other named executive officers—(i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, and (iii) accrued but unpaid benefits. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, the named executive officer would receive (i) severance pay equal to his base cash compensation, which is defined as the highest base salary in effect for the executive, payable in equal installments for 12 months following termination; plus (ii) after-tax cash payments equal to the Company’s share of COBRA premiums for a period of 12 months.

Change in Control Severance Enhancements
The named executive officers are entitled to severance enhancements in the event they experience a termination by the Company without Reasonable Cause or resign for Good Reason in connection with a Change in Control (each as defined in their respective agreements), as follows:
•
Mr. Allison—if Mr. Allison is terminated by the Company without Reasonable Cause or resigns for Good Reason within six months prior to or one year following a Change in Control of the Company, then he would receive, in lieu of the amounts described above in “Severance Benefits” (and less any such severance amounts already received), (i) an amount equal to 36 months of his annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 24 months following termination, (ii) any unpaid bonus for a completed performance period that the Executive would have earned had he remained employed through the date of payment, and (iii) after-tax cash payments equal to the Company’s share of 36 months of COBRA premiums, payable in equal installments for two years following termination.

•
The other named executive officers—if the executive is terminated by the Company without Reasonable Cause or resigns for Good Reason within six months prior to or one year following a Change in Control of the Company, then he would receive, in lieu of the amounts described above in “Severance Benefits” (and less any such severance amounts already received), (i) an amount equal to 24 months of his annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 12 months following termination, (ii) a pro rata portion of the bonus he would have been entitled to receive had his employment not been terminated, plus (iii) after-tax cash payments equal to the Company’s share of 24 months of COBRA premiums, payable in equal installments for one year following termination.

Treatment of Equity Awards
Upon a Change in Control or the Executive’s Death or Disability
Pursuant to their award agreements, all of our named executive officers are also entitled to immediate vesting of their unvested options and restricted stock upon a Change in Control of the Company, provided the executive officer is actively employed by the Company as of the Change in Control, or the named executive officer’s death or Disability (each as defined in the 2009 Plan and the 2017 Plan, as applicable).
Post-Termination Option Exercise Periods
Under the 2009 Plan, options generally remain exercisable for a maximum of three months following the named executive officer’s termination for any reason, except (i) all options are forfeited upon a termination for Cause, (ii) vested options remain exercisable for a period of six months following termination in the event of the named executive officer’s Retirement and (iii) vested options remain exercisable for a period of twelve months following termination in the event of the named executive officer’s death or Disability (each term as defined in the 2009 Plan).
Under the 2017 Plan, options generally remain exercisable for a maximum of three months following the named executive officer’s termination for any reason, except (i) all options will be forfeited upon a termination for Cause, (ii) vested options will remain exercisable for a period of six months following termination in the event of the named executive officer’s Retirement and (iii) vested options will remain exercisable for a period of twelve months following termination in the event of the named executive officer’s death or Disability (each term as defined in the 2017 Plan).

Potential Payments upon Termination or Change in Control Table
The following table sets forth information concerning the payments that would be received by each named executive officer upon various termination of employment scenarios, assuming the termination occurred on December 31, 2020. The table below only shows additional amounts that the named executive officers would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary, bonuses or benefits:
Name	Benefits	Payments on Termination without Reasonable Cause or for Good Reason ($)	Payments on Termination without Reasonable Cause, or for Good Reason, in Connection with a Change in Control ($)	Disability ($)	Death ($)
R. Dirk Allison(1)	Severance	$5,325,000	$9,000,000	—	—
	Extension of Benefits	25,030	37,545	—	—
	Value of Accelerated Vesting of Equity Awards	—	7,303,428	7,303,428	7,303,428
	Life Insurance Benefit Paid by Insurance Company	—	—	—	—
	Total	5,350,030	16,340,973	7,303,428	7,303,428

Brian Poff (2)	Severance	1,248,250	2,435,000	—	—
	Extension of Benefits	17,896	35,792	—	—
	Value of Accelerated Vesting of Equity Awards	—	2,538,383	2,538,383	2,538,383
	Life Insurance Benefit Paid by Insurance Company	—	—	—	—
	Total	1,266,146	5,009,175	2,538,383	2,538,383

W. Bradley Bickham(3)	Severance	1,353,000	2,640,000	—	—
	Extension of Benefits	17,823	35,646	—	—
	Value of Accelerated Vesting of Equity Awards	—	4,334,614	4,334,614	4,334,614
	Life Insurance Benefit Paid by Insurance Company	—	—	—	—
	Total	1,370,823	7,010,260	4,334,614	4,334,614

Sean Gaffney(4)	Severance	893,125	1,737,500	—	—
	Extension of Benefits	17,823	35,646	—	—
	Value of Accelerated Vesting of Equity Awards	—	2,373,470	2,373,470	2,373,470
	Life Insurance Benefit Paid by Insurance Company	—	—	—	—
	Total	910,948	4,146,616	2,373,470	2,373,470

Darby Anderson(5)	Severance	897,875	1,742,500	—	—
	Extension of Benefits	17,823	35,646	—	—
	Value of Accelerated Vesting of Equity Awards	—	1,259,094	1,259,094	1,259,094
	Life Insurance Benefit Paid by Insurance Company	—	—	—	—
	Total	915,698	3,037,240	1,259,094	1,259,094

(1)
Represents amounts Mr. Allison would be entitled to receive pursuant to his employment agreement and equity award agreements. See “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

(2)
Represents amounts Mr. Poff would be entitled to receive pursuant to his employment agreement and equity award agreements. See “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

(3)
Represents amounts Mr. Bickham would be entitled to receive pursuant to his employment agreement and equity award agreements. See “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

(4)
Represents amounts Mr. Gaffney would be entitled to receive pursuant to his employment agreement and equity award agreements. See “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

(5)
Represents amounts Mr. Anderson would be entitled to receive pursuant to his employment agreement and equity award agreements. See “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

Amounts of unpaid pro rata bonus are calculated using the non-discretionary bonuses actually paid for 2020 performance. Since Mr. Allison’s agreement provides for a performance based equity bonus, his bonus amount includes the value of his performance based equity bonus. The employment agreements for the remaining named executive officers only provide for a cash bonus, so their severance amounts are not calculated to include their equity bonuses.
Amounts of prior year’s bonuses are calculated using the bonus actually paid (if any) for 2019 performance.
Compensation Risks
Based on our review, we believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, with the oversight of the Compensation Committee, we have reviewed: our employee compensation policies and practices, our mixture of cash and equity opportunities, our use of short-term and long-term performance-based awards, use of financial metrics that are easily capable of review and avoidance of uncapped rewards.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. R. Dirk Allison, our Chief Executive Officer and Chairman of the Board at December 31, 2020. Our Chief Executive Officer’s total 2020 compensation was $3,708,442 as reported in the 2020 Summary Compensation Table above, and the annual total compensation of our median employee was $13,027.40. Accordingly, our 2020 CEO to Median Employee Pay Ratio was 285:1. Each individual’s total annual compensation can be comprised of different compensation elements and is dependent on where the individual works.
In accordance with Instruction 2 to Item 402(u) of Regulation S-K, we are using the same “median employee” identified in 2018 in our 2020 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for 2020. See our 2018 Proxy Statement for information regarding the process we utilized to identify our “median employee.” We estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for the named executive officers as reported in the 2020 Summary Compensation Table.
Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.
2020 Director Compensation
Consistent with the Company’s independent director compensation policy, in 2020, our independent directors received an annual retainer of $80,000 for service on the Company’s Board. The Chairman of the Board received an additional retainer of $25,000.
In addition, in 2020, the chairmen of the Company’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Government Affairs Committee received an additional annual retainer of $25,000, $10,000, $10,000 and $10,000, respectively. Independent directors were also reimbursed for reasonable expenses incurred in attending Board meetings, committee meetings and shareholder meetings.

In addition, during 2020, each independent director received an annual grant of restricted shares of the Company’s common stock valued at approximately $110,016, which was awarded following the Company’s annual meeting of shareholders. Each grant of restricted stock to an independent director vests on June 15, 2021.
The foregoing independent director compensation is subject to review and adjustment on the recommendation of our Nominating and Corporate Governance Committee.
The following information sets forth the compensation paid to our directors, whose compensation is not described above, for the year ended December 31, 2020:
Name (a)(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Steven I. Geringer(2)	$115,000	$110,016	$225,016
Michael Earley(3)	105,000	110,016	215,016
Darin J. Gordon(4)	90,000	110,016	200,016
Jean Rush(5)	80,000	110,016	190,016
Mark L. First(6)	90,000	110,016	200,016
Susan T. Weaver(7)	80,000	110,016	190,016
(1)
This column discloses the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing equity incentives are described under the caption “Stock Options and Restricted Stock Awards” in Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	As of December 31, 2020, Mr. Geringer held 1,075 unvested restricted shares.
(3)
The cash fees owed to Mr. Earley were paid to Pelican Advisory LLC, a limited liability company owned by Mr. Earley and the stock awards granted to Mr. Earley were made to him directly as an individual. As of December 31, 2020, Mr. Earley held 1,075 unvested restricted shares.

(4)	As of December 31, 2020, Mr. Gordon held 1,075 unvested restricted shares.
(5)	As of December 31, 2020, Ms. Rush held 1,075 unvested restricted shares.
(6)
The cash fees owed to Mr. First were paid to an affiliate of the Eos Management and the stock award granted to Mr. First were made to him directly as an individual. As of December 31, 2020, Mr. First held 1,075 unvested restricted shares.

(7)	As of December 31, 2020, Dr. Weaver held 1,075 unvested restricted shares.
Compensation Committee Interlocks and Insider Participation
During 2020, Mr. Geringer, Mr. First and Dr. Weaver served on our Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company since our 2009 IPO. None of our executive officers serves on the board of directors or compensation committee (or other board committee performing equivalent functions) of an entity that has an executive officer serving as a member of our Board on our Compensation Committee.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The appointment of our independent auditor will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ended December 31, 2021.
PwC was our independent registered public accounting firm for the fiscal year ended December 31, 2020. On August 4, 2020 (the “Engagement Date”), we engaged PwC as our independent auditors for the fiscal year ending December 31, 2020. The decision to engage PwC as our independent registered public accounting firm was approved by the Audit Committee.
Representatives of PwC are expected to attend the Annual Meeting and will have an opportunity to make a statement if they wish. They are also expected to be available to answer questions at the meeting.
Prior Change in Auditor
On April 24, 2019, we notified EY that it had been dismissed as our principal independent registered public accounting firm effective upon the date of filing for our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019. The Audit Committee approved the dismissal of EY.
The reports of EY on our audited consolidated financial statements for the year ended December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the 2019 fiscal period ended March 31, 2019 and the year ended December 31, 2018 and through the effective date of the dismissal, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of EY, would have caused it to make reference thereto in its reports on our audited consolidated financial statements for such years. During the 2019 fiscal periods ended March 31, 2019 and the year ended December 31, 2018, and through the effective date of the dismissal, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K, except for the material weakness reported on our Annual Report on Form 10-K for the year ended December 31, 2018 related to our process to review and approve hours worked and billed. EY discussed these control deficiencies with the Audit Committee, and the Audit Committee authorized EY to discuss such control deficiencies with PwC and to respond fully to any inquiries of PwC regarding such control deficiencies.
During the 2019 fiscal period ended March 31, 2019 and the year ended December 31, 2018, and through the effective date of the dismissal, neither the we, nor anyone on our behalf, consulted PwC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our audited consolidated financial statements, and no written report was provided to us or oral advice was provided that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
In connection with the audit of our financial statements for the year ended December 31, 2019, PwC performed a re-audit of our consolidated financial statements for the years ended December 31, 2018, December 31, 2017 and each of the interim periods of 2018 and the first three quarters of 2019 were revised to correct prior period errors as discussed in Note 2, “Revision of Previously Issued Financial Statements” and Note 17, “Unaudited Summarized Quarterly Financial Information” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on August 10, 2020.

Independent Auditor Fee Information
The following table presents fees for professional audit services rendered by PwC for the audit of our annual consolidated financial statements for 2019 and 2020 and fees for other services rendered by PwC for fiscal year 2019 and 2020:
PricewaterhouseCoopers (PwC)	2020	2019
Audit fees(1)	$1,605,700	$2,088,382
Audit-related fees(2)	533,000	2,095,000
Tax fees(3)	45,000	25,000
Total	$2,183,700	4,208,382
(1)
Audit fees represent fees for professional services provided in connection with the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal controls over financial reporting, the reviews of the Company’s quarterly financial statements, and the involvement with the Company’s filings of registration statements.

(2)
Audit-related fees for 2019 represented fees for professional services provided in connection with the re-audits of the Company’s 2017 and 2018 consolidated financial statements. Audit-related fees for 2020 represented fees for professional services provided in connection with acquisitions, internal control reviews and testing, accounting and reporting standards consulting, attest services related to financial reporting assurance and related services, and employee benefit plan audits.

(3)	Tax fees for 2020 and 2019 represented fees for the review of federal consolidated income tax return for the years ended December 31, 2019 and December 31, 2018, respectively.
Pre-Approval Policy of Audit and Non-Audit Services
The Audit Committee charter requires the Audit Committee to pre-approve all audit and permitted non-audit services provided by the independent auditor as well as the related fees. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate the pre-approval authority to a member or members of the Audit Committee or may adopt pre-approval policies and procedures, to the extent permitted by applicable laws. Any pre-approvals made pursuant to delegated authority or pre-approval policies and procedures must be presented to the full Audit Committee at its next meeting.
The Audit Committee pre-approved all services provided by PwC in 2019 and 2020. The Audit Committee has pre-approved all services anticipated to be provided by PwC during 2021.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.
The Audit Committee consists of four members of the Board, each of whom has been determined by the Board to be financially literate, as contemplated by the Nasdaq Stock Market Rules. The Board has determined that Michael Earley is an “audit committee financial expert,” as that term is defined under 407(d) of Regulation S-K. Each member of the Audit Committee is independent, within the meaning of such term under the independence requirements for audit committee membership of the Nasdaq Stock Market Rules, Rule 10A-3 under the Exchange Act and the SEC’s rules and regulations.
The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements and effectiveness of internal controls over financial reporting and the performance, qualification and independence of the Company’s independent registered public accounting firm.
The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, its auditors and other advisors.
The Audit Committee has reviewed and discussed the Company’s December 31, 2020 audited consolidated financial statements and effectiveness of internal controls over financial reporting with management and with its independent registered public accounting firm, PricewaterhouseCoopers LLP.
The Audit Committee has also received from, and discussed with, its independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board’s (the “PCAOB”), the SEC and the Audit Committee’s charter.
The Audit Committee has received from its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.
The foregoing report has been approved by the Audit Committee.
Michael Earley (Chairman)
Steven I. Geringer
Darin J. Gordon
Jean Rush

PROPOSAL NO. 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. As described above in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:
•	Reward the named executive officer for a job done well;
•	Compensate named executive officers within market standards;
•	Provide compensation that is fair to the named executive officer and the Company; and
•	Create a high-performance culture.
We urge shareholders to read the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 21 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2020 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 39, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our compensation objectives and contribute to the Company’s performance.
In accordance with Section 14A of the Exchange Act, the Board is presenting this proposal, which gives shareholders the opportunity to endorse or not endorse our executive pay program on an advisory basis by voting “FOR” or “AGAINST” the following resolution:
“RESOLVED, that the shareholders of Addus HomeCare Corporation approve, on an advisory basis, the compensation of the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this Proxy Statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.
THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE RECOMMEND A VOTE “FOR” THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
How do I Submit a Proposal for Inclusion in Next Year’s Proxy Statement?
If you wish to submit a proposal to be considered for inclusion in the Company’s proxy statement for the 2022 annual meeting of shareholders under Exchange Act Rule 14a-8, please send it to the Secretary, Addus HomeCare Corporation, 6303 Cowboys Way, Suite 600, Frisco, Texas 75034. Under the rules of the SEC, proposals must be received no later than January 6, 2022 and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2022 annual meeting of shareholders proxy statement and form of proxy.
How do I Submit a Proposal or Make a Nomination at an Annual Meeting of Shareholders?
Our Bylaws provide that if a shareholder desires to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such nomination which the Secretary of the Company must receive at our principal executive offices no later than 120 days prior and no earlier than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders (provided, however, that in the event that the date of the annual meeting of shareholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting of shareholders and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting of shareholders or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
Notwithstanding the above, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders of the Company is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting of shareholders, the shareholder’s notice required by the Bylaws shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.
With respect to the 2022 annual meeting of shareholders, the Company must receive such written notice no earlier than January 17, 2022 and no later than February 16, 2022 (assuming that the date of the 2022 annual meeting of shareholders is no more than thirty (30) days before or more than sixty (60) days after the anniversary date of this year’s Annual Meeting). To be in proper form the shareholder’s notice of nominations must set forth:
•
all information relating to the individual being nominated that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such individual’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the shareholder, as they appear on the Company’s books, and of the beneficial owner proposing such business;
•	the class, series and number of shares of capital stock of the Company which are owned beneficially and of record by the shareholder and beneficial owner;
•
a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and such shareholder intends to appear in person or by proxy at the annual meeting of shareholders to propose such business;

•
whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner or any of its affiliates with respect to any share of stock of the Company; and

•
a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the individual nominated and/or (2) otherwise to solicit proxies from shareholders of the Company in support of such nomination.

The Company may require any individual nominated to furnish such other information as it may reasonably require to determine the eligibility of such individual to serve as a director of the Company.
Our Bylaws also provide that if a shareholder desires to submit a proposal for consideration at an annual meeting of shareholders which is not the subject of a proposal for inclusion in the proxy statement (other than a director nomination), the shareholder must provide written notice of an intent to make such a proposal which the secretary of the Company must receive at our principal executive offices no later than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders. With respect to the 2022 annual meeting of shareholders, the Company must receive such written notice no later than January 6, 2022.

GENERAL INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table presents securities authorized for issuance under our equity compensation plans at December 31, 2020:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	$505,720	$39.03	$614,888
Equity compensation plans not approved by security holders	—	—	—
Total	$505,720	$39.03	$614,888
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based upon our review of reports filed with the SEC by the reporting persons, and based upon written representations received from certain of the reporting persons, we believe that all of the reporting persons timely complied with the reporting requirements of Section 16(a) of the Exchange Act during 2020.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be “householding” our proxy materials. If a shareholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.
Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any shareholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such shareholder should also contact his, her or its broker directly. Shareholders who in the future wish to receive multiple copies may also contact the Company at 6303 Cowboys Way, Suite 600, Frisco, Texas 75034, Attention: Secretary.
Other Business
The Board of the Company does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters come before the meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.
Frisco, Texas
May 6, 2021

ADDUS HOMECARE CORPORATION
6303 COWBOYS WAY
FRISCO, TX 75034

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 15, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

***During The Meeting* - Go to www.virtualshareholdermeeting.com/ADUS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 15, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the listed nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) R. Dirk Allison 02) Mark L. First 03) Darin J. Gordon

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000511240_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ADDUS HOMECARE CORPORATION
Annual Meeting of Shareholders
June 16, 2021 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints R. Dirk Allison and Brian Poff, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Addus Homecare Corporation common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held June 16, 2021, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

0000511240_2 R1.0.0.177

(Continued and to be marked, dated and signed, on the other side)